EXHIBIT 5.1

SuperCom Ltd.
Millennium Bldg.
3 Tidhar St., P.O.B. 2094
Raanana 43665
Israel

Ladies and Gentlemen:

         We have acted as Israeli counsel for SuperCom Ltd., an Israeli company (the "Company"), in connection with the preparation of a registration statement on Form F-1 (Reg. No. 333-_______) (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Act") to be filed with the United States Securities and Exchange Commission (the "SEC") in connection with a proposed public offering by certain shareholders of 6,341,713 Ordinary Shares, nominal value NIS 0.01 per share of the Company (the "Shares").

         You have asked us to render our opinion as to the matters hereinafter set forth.

         We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents as we have deemed necessary as a basis for this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate and other, to enter into and perform all obligations thereunder and also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have, when relevant facts material to our opinion were not independently established or verified by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

         In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel. Based upon and subject to the foregoing, we are of the opinion that insofar as Israeli law is concerned:

         1) The Company is a corporation duly organized and validly existing under the laws of Israel.

         2) The Shares, including shares underlying warrants, to be sold as described in the Registration Statement have been duly authorized. The Shares, other than the shares underlying warrants, are legally issued, fully paid and nonassessable, and the shares underlying the warrants when issued and paid for will be legally issued, fully paid and nonassessable.


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         This opinion is intended  solely for the benefit and use of the Company and other persons who are entitled to rely on the prospectus made part of the Registration Statement, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law), without our prior written consent.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of our name wherever appearing in the Registration Statement in connection with Israeli Law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

                                             Very truly yours,